Exhibit 5





                               September 26, 1997



Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, Oregon  97202


     We have acted as counsel for Fred Meyer, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 5,285,000 shares of common stock (the "Shares") of the Company of which 5,000,000 shares are issuable in connection with the Fred Meyer, Inc. 1997 Stock Incentive Plan, 185,000 shares are issuable in connection with the Fred Meyer, Inc. Employee Stock Purchase Program and 100,000 shares are issuable in connection with the Fred Meyer, Inc. Non-Employee Directors' Deferred Compensation Plan (collectively, the "Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

     2. The Shares have been duly authorized and, when issued pursuant to the applicable Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       STOEL RIVES LLP